Exhibit 99.1

NEWS RELEASE Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES ANNOUNCES EXTENSION OF

MARICOPA COUNTY, ARIZONA MEDICAID CONTRACT

- Contract providing behavioral health services extended 15 months through September 30, 2013 -

AVON, Conn. — June 13, 2011 — Magellan Health Services, Inc. (NASDAQ: MGLN) announced today that the State of Arizona has extended the Company’s contract to manage behavioral health care for Medicaid recipients and other beneficiaries of the Maricopa County Regional Behavioral Health Authority through September 30, 2013.  The original contract with Magellan began on September 1, 2007, and was scheduled to terminate on June 30, 2012.

“We are pleased that the State of Arizona has extended this contract and recognized our work to provide high quality, cost effective affordable behavioral health care to the residents of Maricopa County, said René Lerer, M.D., chairman and chief executive officer.  “Since 2007, we have worked in partnership with the state and community to transform the system of behavioral health care in Maricopa to provide resiliency, recovery and individual choice to local residents.  The result is a model program that demonstrates the importance of community-based programs and the impact that they can have with high-need areas of behavioral health care.  All of us at Magellan have a strong commitment to bringing clinical excellence and innovation to Maricopa because we know that a strong behavioral health system makes Arizona stronger.”

“Our innovations on behalf of the residents of Maricopa are making a meaningful difference in peoples lives,” said Richard T. Clarke, Ph.D., chief executive officer of Magellan Health Services of Arizona.  “Our innovations have included a health and wellness initiative that treats the whole person through the integration of both physical and behavioral health treatment, a nationally-recognized suicide prevention program, a community-based program to reach out to underserved segments of the Latino community, and an innovative initiative for transition-age youth to move into adult services.  We have been successful in creating a genuine and collaborative partnership with the state and our network of providers, and look forward to continuing our work as a trusted member of the community in serving local residents.”

Known as the Maricopa County Regional Behavioral Health Authority, the program covers more than 700,000 Medicaid members who reside in Maricopa County, and parts of Pinal County, with approximately 103,000 enrolled and receiving behavioral health services.  The program also administers crisis and medication services to those not eligible for Medicaid.  Of those covered under this contract, nearly 21,000 are individuals with a serious mental illness.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc., is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

plans, employers and government agencies, serving approximately 31.5 million members in our behavioral health business, 18.5 million members in our radiology benefits management segment, and 4.9 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The Company’s Medicaid Administration segment serves 25 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

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